Exhibit 3.141

CERTIFICATE OF FORMATION

OF

ARAMARK SMMS LLC

1.	The name of the limited liability company is ARAMARK SMMS LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is the Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARAMARK SMMS LLC this sixteenth day of November, 2001.

/s/ Lilly Dorsa
Lilly Dorsa
Authorized Person